Exhibit 99.1

Phillips Edison Grocery Center REIT I, Inc. Reports Third Quarter 2016 Results

Generated Net Income of $2.5 Million During Third Quarter 2016
Year-to-date Same-Center NOI Growth of 5.4%
Occupancy Increased to 95.9%, Up 0.2% Over Third Quarter 2015

CINCINNATI, OH, November 3, 2016 - Phillips Edison Grocery Center REIT I, Inc. (the “Company,” “we,” “our,” or “us”), a publicly registered, non-traded real estate investment trust (REIT) focused on the acquisition and management of well-occupied grocery-anchored shopping centers, today announced its operating results for the three and nine months ended September 30, 2016.

“The Company is performing very well both operationally and financially with same-center NOI growth above 5% year-to-date and the refinancing of our revolver into a seven-year term loan,” said Jeff Edison, Chairman of the Board and Chief Executive Officer. “Our tenant-level focus continues to drive increases to our portfolio ABR and occupancy, which translates into NOI growth. Our grocery-anchored strategy and operational focus have garnered the trust and support of our lending group as we executed a seven-year term loan this quarter, allowing us to ladder our debt maturities. We are poised to finish the year strongly, and our attention is on building the foundation for growth in 2017.”

Operating Results

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For the three and nine months ended September 30, 2016, the Company generated revenue of $65.3 million and $191.4 million, respectively, compared to revenue of $61.8 million and $180.0 million, respectively, for the 2015 comparable periods. The 5.6% and 6.4% increases in revenue were driven by acquisitions, an increase in same-center minimum rent per square foot and occupancy, and an increase in tenant recoveries since September 30, 2015.

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For the three and nine months ended September 30, 2016, the Company generated net income of $2.5 million and $5.3 million, respectively, compared to a net income of $5.2 million and $15.7 million, respectively, for the 2015 comparable periods. The changes in net income for the comparable three and nine month reporting periods are primarily related to $4.9 million and $14.2 million, respectively, of cash asset management fees paid to the Company’s advisor as a result of a change to the Company’s advisory fee structure effective October 1, 2015. Previously the asset management fee had been deferred via the issuance of Class B units. The fee is now paid 80% in cash and 20% in Class B units of the Company’s operating partnership. Assuming the current fee structure had been in place during the first nine months of 2015, net income would have increased $1.9 million and $3.3 million for the three and nine months ended September 30, 2016, respectively.

•
For the three and nine months ended September 30, 2016, the Company generated funds from operations (FFO) of $28.7 million and $82.3 million, respectively, compared to FFO of $30.5 million and $90.2 million, respectively, for the 2015 comparable periods. The change in FFO was driven by the change in payment structure of the asset management fee, partially offset by growth in income from the properties. Adjusting 2015 results for the new management fee structure, FFO would have increased $2.8 million and $5.8 million for the three and nine months ended September 30, 2016, respectively.

•
For the three and nine months ended September 30, 2016, the Company generated modified funds from operations (MFFO) of $27.5 million and $79.3 million, respectively, compared to MFFO of $29.4 million and $88.2 million, respectively, for the 2015 comparable periods. The change in MFFO was primarily the result of the change in FFO. Adjusting 2015 for the new management fee structure, MFFO would have increased $2.8 million and $4.7 million for the three and nine months ended September 30, 2016, respectively.

Portfolio Results

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As of September 30, 2016, the Company’s portfolio consisted of 150 properties, totaling approximately 16.2 million square feet located in 28 states. Portfolio annualized base rent (ABR) was $12.47 per leased square foot, compared to portfolio ABR of $12.09 per leased square foot a year ago. As of September 30, 2016, portfolio ABR per leased square foot for anchor and inline tenants was $9.54 and $19.62, respectively.

•
The Company reported Same-Center Net Operating Income (NOI) growth of 6.3% and 5.4% for the three and nine months ended September 30, 2016, compared to the same periods in 2015. Same-Center NOI represents the NOI for the

133 properties that were owned and operational for the entire portion of both comparable reporting periods, except for the five properties classified as redevelopment properties as of September 30, 2016. This positive growth was primarily due to an increase in minimum rent per square foot, an improvement in occupancy, and an increase in tenant recovery income.

•
During the third quarter of 2016, the Company acquired one grocery-anchored shopping center and additional real estate adjacent to a previously acquired shopping center for an aggregate purchase price of approximately $37.0 million. The shopping center acquired, Harbour Village, is a 113,004 square foot shopping center anchored by Fresh Market, with an occupancy of 100%.

•	As of September 30, 2016, the Company reported leased portfolio occupancy of 95.9%, compared to leased portfolio occupancy of 95.7% as of September 30, 2015.

•
In early October, Hurricane Matthew caused significant damage along the East Coast. Upon our inspection, the Company’s shopping centers did not sustain any material damage from the hurricane, and the impact to our financial results will be immaterial.

Capital Markets

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In September 2016, the Company entered into a new unsecured term loan facility with an interest rate of LIBOR plus 1.70%. The term loan has a principal amount of $230 million and matures in September 2023. On October 20, 2016, the Company amended this term loan facility to increase the aggregate lender commitments from $230 million to $255 million. On October 20, 2016, the Company entered into a forward starting interest rate swap agreement to fix LIBOR under the term loan facility beginning July 1, 2017. The swap has a notional amount of $255 million and fixes the LIBOR at 1.329% with a maturity date of September 16, 2023.

•	As of September 30, 2016, $382.5 million was available to borrow under the Company’s $500 million revolving credit facility.

•
As of September 30, 2016, the Company’s debt to enterprise value was 32.7%. Debt to enterprise value is calculated as net debt (total debt, excluding below-market debt adjustments and deferred financing costs, less cash and cash equivalents) as a percentage of enterprise value (equity value, calculated as total common shares and OP units outstanding multiplied by the declared value per share of $10.20, plus net debt).

•	The Company’s debt had a weighted-average interest rate of 3.0% and a weighted-average maturity of 4.2 years. 62.1% of the Company’s debt was fixed-rate debt.

Distributions

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For the nine months ended September 30, 2016, the Company paid gross distributions of approximately $92.3 million, including $44.7 million of distributions reinvested through the dividend reinvestment plan, for net cash distributions of $47.6 million.

•	Operating cash flows of $85.2 million for the nine months ended September 30, 2016 were greater than our net cash distributions for that period.

Share Repurchase Program

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No funds were available for share repurchases during the first nine months of 2016 due to our funding cap, except those sought upon a stockholder’s death, determination of incompetence, or qualifying disability. The funding cap is the cash available for repurchases on any particular date under the share repurchase program, and is limited to the proceeds from the Company’s dividend reinvestment plan during the preceding four fiscal quarters, less amounts already used for repurchases since the beginning of that time. In October 2016, approximately $11.2 million was available for repurchases under our Share Repurchase Program. Investors who had submitted share repurchase requests by October 24, 2016 and that were in good order had their shares repurchased on a prorata basis. The 7.4 million shares of unfulfilled repurchase requests, as well as requests that were not in good order, will be treated as requests for repurchase during future months until satisfied or withdrawn.

Stockholder Update Presentation

•	The Company will provide a stockholder update presentation on November 21, 2016, on its website at www.grocerycenterreit1.com. An additional press release with further details will follow.

Reconciliation of Non-GAAP Measures

Same-Center Net Operating Income

We present Same-Center Net Operating Income (“Same-Center NOI”) as a supplemental measure of our performance. We define Net Operating Income (“NOI”) as total operating revenues less property operating expenses, real estate taxes, and non-cash revenue items. Same-Center NOI represents the NOI for the 133 properties that were owned and operational for the entire portion of both comparable reporting periods, except for those properties we currently classify as redevelopment. A property is removed from the same-center pool and classified as redevelopment when it is being repositioned in the market and such repositioning is expected to have a significant impact on property operating income. While there is judgment surrounding changes in designations, once a redevelopment property has stabilized, it is typically moved to the same-center pool the following year. Currently, we have identified five properties that we classify as redevelopment properties.

We believe that NOI and Same-Center NOI provide useful information to our investors about our financial and operating performance because each provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income. Because Same-Center NOI excludes the change in NOI from properties acquired after December 31, 2014, and those considered redevelopment properties, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, our Same-Center NOI may not be comparable to other REITs.

Same-Center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.

The table below is a reconciliation of net income to Same-Center NOI for the three and nine months ended September 30, 2016 and 2015 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$2,490	$5,246	$5,326	$15,746
Adjusted to exclude:
Interest expense, net	8,504	7,818	23,837	22,155
Other (income) expense, net	(33)	(242)	125	(117)
General and administrative expenses	7,722	2,871	23,736	7,742
Acquisition expenses	870	836	2,392	4,058
Depreciation and amortization	26,583	25,746	78,266	75,747
Net amortization of above- and below-market leases	(354)	(206)	(936)	(560)
Straight-line rental income	(1,068)	(1,111)	(2,793)	(3,716)
NOI	44,714	40,958	129,953	121,055
Less: NOI from centers excluded from Same-Center	(4,813)	(3,439)	(11,806)	(8,992)
Total Same-Center NOI	$39,901	$37,519	$118,147	$112,063

The table below is a comparison of the Same-Center NOI for the three and nine months ended September 30, 2016, to the three and nine months ended September 30, 2015 (in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Revenues:
Rental income(1)	$41,902	$40,695	$1,207		$125,776	$121,837	$3,939
Tenant recovery income	14,720	14,485	235		43,470	39,843	3,627
Other property income	194	267	(73)		569	882	(313)
Total revenues	56,816	55,447	1,369	2.5%	169,815	162,562	7,253	4.5%
Operating expenses:
Property operating expenses	8,990	8,859	131		27,017	26,114	903
Real estate taxes	7,925	9,069	(1,144)		24,651	24,385	266
Total operating expenses	16,915	17,928	(1,013)	(5.7)%	51,668	50,499	1,169	2.3%
Total Same-Center NOI	$39,901	$37,519	$2,382	6.3%	$118,147	$112,063	$6,084	5.4%

(1)	Excludes straight-line rental income and the net amortization of above- and below-market leases.

Funds from Operations and Modified Funds from Operations

FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT) to be net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”) excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of depreciable real estate property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets and impairment charges, and after related adjustments for unconsolidated partnerships, joint ventures and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because, when compared year to year, it reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income.

Since the definition of FFO was promulgated by NAREIT, GAAP has expanded to include several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use MFFO, which excludes from FFO the following items:

•	acquisition fees and expenses;

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations;

•	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting;

•	adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting.

We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods and, in particular, after our acquisition stage is complete, because MFFO excludes acquisition expenses that affect operations only in the period in which the property is acquired. Thus, MFFO provides helpful information relevant to evaluating our operating performance in periods in which there is no acquisition activity.

Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, as explained below, management’s evaluation of our operating performance may also exclude items considered in the calculation of MFFO based on the following economic considerations.

•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments—GAAP requires rental receipts and discounts and premiums on debt investments to be recognized using various systematic methodologies. This may result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance. The adjustment to MFFO for straight-line rents, in particular, is made to reflect rent and lease payments from a GAAP accrual basis to a cash basis.

•
Adjustments for amortization of above- or below-market intangible lease assets—Similar to depreciation and amortization of other real estate-related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes ratably over the lease term and should be recognized in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, and the intangible value is not adjusted to reflect these changes, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

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Gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting—This item relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in core operating fundamentals rather than changes that may reflect anticipated, but unknown, gains or losses.

•
Adjustment for gains or losses related to early extinguishment of derivatives and debt instruments—Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding gains or losses related to early extinguishment of derivatives and debt instruments and write-offs of unamortized deferred financing fees, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

Neither FFO nor MFFO should be considered as an alternative to net income or income from continuing operations under GAAP, nor as an indication of our liquidity, nor is either of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated. Accordingly, FFO and MFFO should be reviewed in connection with other GAAP measurements. FFO and MFFO should not be viewed as more prominent measures of performance than our net income or cash flows from operations prepared in accordance with GAAP. Our FFO and MFFO as presented may not be comparable to amounts calculated by other REITs.

The following section presents our calculation of FFO and MFFO and provides additional information related to our operations.

FFO AND MFFO (Unaudited)
FOR THE PERIODS ENDED SEPTEMBER 30, 2016 AND 2015

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2016	2015	2016	2015
Calculation of FFO
Net income attributable to stockholders	$2,464	$5,183	$5,243	$15,524
Adjustments:
Depreciation and amortization of real estate assets	26,583	25,746	78,266	75,747
Noncontrolling interest	(397)	(381)	(1,171)	(1,091)
FFO attributable to common stockholders	$28,650	$30,548	$82,338	$90,180
Calculation of MFFO
FFO attributable to common stockholders	$28,650	$30,548	$82,338	$90,180
Adjustments:
Acquisition expenses	870	836	2,392	4,058
Net amortization of above- and below-market leases	(354)	(206)	(936)	(560)
(Gain) loss on extinguishment of debt, net	(184)	15	(79)	155
Straight-line rental income	(1,068)	(1,111)	(2,793)	(3,716)
Amortization of market debt adjustment	(285)	(690)	(1,631)	(2,012)
Change in fair value of derivative	(98)	39	(66)	16
Noncontrolling interest	4	(30)	47	31
MFFO attributable to common stockholders	$27,535	$29,401	$79,272	$88,152

Earnings per common share:
Weighted-average common shares outstanding - basic	184,639	185,271	183,471	184,209
Weighted-average common shares outstanding - diluted	187,428	188,057	186,260	186,902
Net income per share - basic and diluted	$0.01	$0.03	$0.03	$0.08
FFO per share - basic	$0.16	$0.16	$0.45	$0.49
FFO per share - diluted	$0.15	$0.16	$0.44	$0.48
MFFO per share - basic	$0.15	$0.16	$0.43	$0.48
MFFO per share - diluted	$0.15	$0.16	$0.43	$0.47
About Phillips Edison Grocery Center REIT I, Inc.
Phillips Edison Grocery Center REIT I, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of September 30, 2016, the Company owned and managed an institutional quality retail portfolio consisting of 150 grocery-anchored shopping centers totaling approximately 16.2 million square feet. For more information, please visit the Company’s website at www.grocerycenterREIT1.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the funding available under its share repurchase and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
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